EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Juniper Networks, Inc. (“we,” “our,” “us,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. The following summary of the terms of our common stock is based upon our Restated Certificate of Incorporation and our Amended and Restated Bylaws. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Restated Certificate of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Restated Certificate of Incorporation, our Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for more information.
DESCRIPTION OF COMMON STOCK
General
Our authorized capital stock consists of 1,000,000,000 shares of common stock with a par value of $0.00001 per share, and 10,000,000 shares of preferred stock with a par value of $0.00001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stock is listed on the New York Stock Exchange under the symbol “JNPR.” The transfer agent and registrar for our common stock is EQ Shareowner Services. Its address is P.O. Box 64854, St. Paul, Minnesota, 55164, and its telephone number is (800) 468-9716.
Effect of Certain Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws and the Delaware Anti-Takeover Statute
Some provisions of the DGCL and our Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
Those provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Restated Certificate of Incorporation and Amended and Restated Bylaws
Our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the following:

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

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Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by the board of directors, the chairman of the board, the president or the chief executive officer.

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Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

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Limits on Ability of Stockholders to Act by Written Consent. We have provided in our Restated Certificate of Incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our Amended and Restated Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Amended and Restated Bylaws.

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Amendment of Certificate of Incorporation and Bylaws. The amendment of the provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws related to the annual meeting of stockholders and special meetings of stockholders requires approval by holders of a majority of our outstanding capital stock entitled to vote generally in the election of directors.

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Exclusive Forum Selection. Our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions or proceedings involving us shall be the Court of Chancery of the State of Delaware. These certain actions or proceedings include derivative actions, actions claiming breach of fiduciary duty, actions involving the DGCL or our organizational documents, actions asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery, and actions involving the internal affairs legal doctrine.

Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines “interested stockholder” as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.